UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 1, 2021 (March 26, 2021)

SCULPTOR CAPITAL MANAGEMENT, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33805	26-0354783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street,	New York,	New York	10019
(Address of Principal Executive Offices)			(Zip Code)
212-790-0000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Shares	SCU	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On March 26, 2021, Robert Shafir notified Sculptor Capital Management, Inc. (the “Company”) of his decision to resign from the Company’s Board of Directors (the “Board”), effective April 1, 2021.
(d) On March 26, 2021, the Board appointed Wayne Cohen, the Company’s President and Chief Operating Officer, to serve as a Class I director of the Company, effective April 1, 2021, for a term that coincides with the remainder of the three-year term of the existing Class I directors, at which point it is anticipated that he will stand for reelection.
Mr. Cohen was designated by James Levin for appointment to the Board pursuant to Mr. Levin’s Partner Agreement amendment, dated June 9, 2020, pursuant to which Mr. Levin, in consultation with the Company’s Partner Management Committee, has the right to nominate a member of the Partner Management Committee to succeed Mr. Shafir on the Board of Directors.
Item 5.02(d)(4) – Transactions with related persons - In connection with the refinancing transaction completed by the Company on November 13, 2020, the Operating Partnerships repaid all obligations under that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019, including approximately $241,494 paid to Mr. Cohen in respect of his interest as a lender thereunder, and delivered a notice of redemption and paid the redemption price to holders of their Class A Cumulative Preferred Units, including approximately $199,374 paid to Mr. Cohen in respect of the Class A Cumulative Preferred Units held by him. Such $440,868 payment in the aggregate to Mr. Cohen was made in full satisfaction of a principal balance of $508,116.

Withdrawal of Chief Executive Officer

On March 26, 2021, Robert Shafir entered into partner agreements, dated March 26, 2021, between Mr. Shafir and each of the Sculptor Operating Partnerships, in order to effectuate the Limited Partner’s Withdrawal from the Operating Partnerships on April 1, 2021.
The partner agreements provide that:
•Mr. Shafir is appointed as a senior adviser of the Sculptor group through December 31, 2021.
•Mr. Shafir will receive a one-time cash payment in the amount of $1,500,000 in satisfaction of his remaining salary for the 2021 fiscal year.
•Mr. Shafir will receive a one-time payment in the amount of $3,000,000 in satisfaction of his 2021 bonus, to be paid $1,860,000 in cash and $1,140,000 in vested Class A Shares.
•Mr. Shafir will retain (i) 777,820 RSUs (including distribution equivalent units) and an unvested deferred cash interest (“DCI”) balance of $6,281,331 (as of March 1, 2021) awarded over the course of Mr. Shafir’s term in satisfaction of Mr. Shafir’s Sign-On RSU Award and Annual RSU Awards, which shall vest on April 1, 2021, (and in the case of DCIs, to be based on the DCI balance at such time); and (ii) an unvested DCI balance of $2,854,393 (as of March 1, 2021) with respect to DCIs awarded on February 15, 2019, February 3, 2020 and February 1, 2021 in satisfaction of the deferred portion of Mr. Shafir’s 2018-2020 bonuses, which shall continue to vest under the existing vesting schedules in such awards, (to be based on the DCI balance at such time).
•Mr. Shafir will retain 1,000,000 conditionally vested Sign-On PSUs until the expiration of the Performance Period (which remains the sixth anniversary of the February 5, 2018 effective date of Mr. Shafir’s existing partner agreements). Any Sign-On PSUs that have not satisfied the Performance Condition on or prior to the last day of the Performance Period will be forfeited as of such date.
•Mr. Shafir will not receive the cash Severance Benefit provided for, and as defined, in the partner agreements, effective February 5, 2018 between Mr. Shafir and each of the Sculptor Operating Partnerships.

•Mr. Shafir will be subject to a non-competition covenant until December 10, 2021, prohibiting Mr. Shafir from being employed by any other hedge fund asset manager.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCULPTOR CAPITAL MANAGEMENT, INC.
(Registrant)

By:	/s/ Dava Ritchea
Dava Ritchea
Chief Financial Officer and Executive Managing Director
Date: April 1, 2021